Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2020

THIRD QUARTER RESULTS

Implementing Actions to Simplify Operations and Lower Costs

Declares Quarterly Cash Dividend of $0.30 Per Share

OSHKOSH, WI - (July 30, 2020) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and equipment, today reported fiscal 2020 third quarter net income of $80.2 million, or $1.17 per diluted share, compared to $191.9 million, or $2.72 per diluted share, in the third quarter of fiscal 2019. Results for the third quarter of fiscal 2020 included after-tax charges of $8.4 million associated with restructuring actions. Excluding these charges, fiscal 2020 third quarter adjusted1 net income was $88.6 million, or $1.29 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the third quarter of fiscal 2020 decreased 33.9 percent to $1.58 billion compared to the third quarter of fiscal 2019 largely as a result of a 61 percent decrease in sales in the Access Equipment segment as the COVID-19 pandemic significantly impacted demand in this segment.

Consolidated operating income in the third quarter of fiscal 2020 decreased 54.0 percent to $118.6 million, or 7.5 percent of sales, compared to $257.8 million, or 10.8 percent of sales, in the third quarter of fiscal 2019. The decrease in consolidated operating income was primarily due to lower consolidated sales volume and an adverse product mix, offset in part by favorable price/cost dynamics, lower incentive compensation accruals and

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic. Excluding $10.2 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $128.8 million, or 8.1 percent of sales.

“I am very pleased with the response of Oshkosh leaders and team members as we have worked together to protect our people and deliver solid financial performance while balancing the needs of our customers, communities and business partners during these difficult times,” said Wilson R. Jones, Oshkosh Corporation Chief Executive Officer. “In the face of unprecedented challenges brought on by the COVID-19 pandemic, our businesses pulled together, executed with discipline and implemented temporary cost reductions that allowed us to deliver fiscal third quarter adjusted1 operating income of $128.8 million and adjusted1 earnings per share of $1.29 despite a decline in revenues of 34 percent.

“While we performed well in the current volatile environment, we must stay vigilant as we seek to navigate the challenging conditions in our markets. Early in the pandemic, we announced a series of temporary cost reduction actions to deal with the conditions we were facing. With the ongoing uncertainty in the economy, we have announced several permanent cost actions to further simplify our businesses and reduce costs. In our Access Equipment segment, we are closing our facility in Romania and moving that production to factories in Pennsylvania, Mexico and China. In our Commercial segment, we are relocating concrete mixer production from Dodge Center, Minnesota and consolidating production in our other North American facilities to simplify whole goods manufacturing in this segment.

“Once fully implemented, we expect these actions to generate $30 million to $35 million of annual pre-tax savings, with some benefits in fiscal 2021 and the full impact in fiscal 2022. We expect pre-tax implementation costs of $35 million to $40 million, including approximately $20 million of non-cash charges.

“As a different integrated global industrial, we remain confident in the long-term strengths of the company, especially our strong People First culture. We are focused on winning in our markets as we continue to invest in new products, new technologies and lifecycle services to position the Company for future success,” said Jones.

Factors affecting third quarter results for the Company’s business segments included:

Access Equipment - Access Equipment segment net sales in the third quarter of fiscal 2020 decreased 60.9 percent to $488.0 million. The decrease in sales was due to lower market demand resulting from the global economic downturn as a result of COVID-19.

Access Equipment segment operating income in the third quarter of fiscal 2020 decreased 82.4 percent to $33.5 million, or 6.9 percent of sales, compared to $189.9 million, or 15.2 percent of sales, in the third quarter of fiscal 2019. The decrease in operating income was primarily due to the impact of lower sales volume and adverse absorption as a result of lower production, offset in part by favorable price/cost dynamics, lower incentive compensation accruals, lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic and lower intangible asset amortization. Excluding $7.6 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $41.1 million, or 8.4 percent of sales.

Defense - Defense segment net sales for the third quarter of fiscal 2020 increased 7.1 percent to $547.5 million due to the continued ramp up of Joint Light Tactical Vehicle program sales to the U.S. government and higher aftermarket parts & service sales, offset in part by lower Family of Heavy Tactical Vehicle program sales.

Defense segment operating income in the third quarter of fiscal 2020 increased 35.6 percent to $40.0 million, or 7.3 percent of sales, compared to $29.5 million, or 5.8 percent of sales, in the third quarter of fiscal 2019. The increase in operating income was due to a negative cumulative catch-up adjustment on contract margins in the prior year quarter, the impact of higher sales volume and lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic, offset in part by higher warranty expense.

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

Fire & Emergency - Fire & Emergency segment net sales for the third quarter of fiscal 2020 decreased 8.9 percent to $310.7 million due to decreased production rates in response to workforce availability constraints and supplier parts shortages resulting from the COVID-19 pandemic, offset in part by the catch-up of units affected by a supplier issue that prevented shipment in the second quarter of fiscal 2020.

Fire & Emergency segment operating income in the third quarter of fiscal 2020 decreased 6.1 percent to $47.6 million, or 15.3 percent of sales, compared to $50.7 million, or 14.9 percent of sales, in the third quarter of fiscal 2019. The decrease in operating income was largely a result of the impact of lower sales volume and an adverse sales mix, offset in part by improved pricing, lower incentive compensation accruals and lower spending as a result of temporary cost reductions in response to the COVID-19 pandemic. Excluding $1.1 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $48.7 million, or 15.7 percent of sales.

Commercial - Commercial segment net sales for the third quarter of fiscal 2020 decreased 16.3 percent to $247.7 million due to lower demand caused by the COVID-19 pandemic.

Commercial segment operating income in the third quarter of fiscal 2020 increased 10.7 percent to $23.8 million, or 9.6 percent of sales, compared to $21.5 million, or 7.3 percent of sales, in the third quarter of fiscal 2019. The increase in operating income was primarily due to the absence of business disruption inefficiencies caused by the weather-related partial roof collapse at one of its manufacturing facilities in February 2019 and favorable price/cost dynamics, offset in part by the impact of lower sales volumes. Excluding $1.5 million of pre-tax restructuring charges, adjusted1 operating income in the third quarter of fiscal 2020 was $25.3 million, or 10.2 percent of sales.

Corporate - Corporate operating costs in the third quarter of fiscal 2020 decreased $7.5 million to $26.3 million primarily as a result of lower management incentive compensation accruals and lower spending in response to the COVID-19 pandemic.

Interest Expense Net of Interest Income - Interest expense net of interest income in the third quarter of fiscal 2020 decreased $0.5 million to $11.7 million.

Provision for Income Taxes - The Company recorded income tax expense in the third quarter of fiscal 2020 of $28.0 million, or 25.8 percent of pre-tax income, compared to $53.7 million, or 21.8 percent of pre-tax income, in the third quarter of fiscal 2019. Excluding the tax impact of restructuring costs of $1.8 million, adjusted1 income tax expense in the third quarter of fiscal 2020 was $29.8 million, or 25.1 percent of adjusted pre-tax income.

Share Repurchases - Cumulative share repurchases over the past 12 months benefited earnings per share in the third quarter of fiscal 2020 by $0.03 compared to the third quarter of fiscal 2019.

Nine-month Results

The Company reported net sales for the first nine months of fiscal 2020 of $5.07 billion and net income of $224.5 million, or $3.26 per diluted share. This compares with net sales of $6.19 billion and net income of $429.4 million, or $6.05 per diluted share, in the first nine months of 2019. Results for the first nine months of fiscal 2020 included after-tax charges of $8.4 million associated with restructuring actions, an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Results for the first nine months of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding these charges, adjusted1 net income was $250.8 million, or $3.64 per diluted share, and $436.4 million, or $6.15 per diluted share for the first nine months of fiscal 2020 and 2019, respectively. The reduction in net income for the first nine months of fiscal 2020 compared to the first nine months of fiscal 2019 was the result of the impact of

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

lower consolidated sales volumes, an adverse product mix and adverse absorption as a result of lower production, offset in part by improved price/cost dynamics and lower incentive compensation accruals. Cumulative share repurchases over the past 12 months benefited earnings per share in the first nine months of fiscal 2020 by $0.12 compared to the first nine months of fiscal 2019.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.30 per share of Common Stock. The dividend will be payable on August 31, 2020, to shareholders of record as of August 17, 2020.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2020 third quarter results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities and others to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of the COVID-19 pandemic on global economies and the Company’s customers, suppliers and employees; the cyclical nature of the Company’s Access Equipment, Commercial and Fire & Emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of Access Equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors; risks related to

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products and London™. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,580.8	$2,392.7	$5,072.6	$6,186.3
Cost of sales	1,323.3	1,958.8	4,233.2	5,066.2
Gross income	257.5	433.9	839.4	1,120.1

Operating expenses:
Selling, general and administrative	137.6	166.9	468.4	498.5
Amortization of purchased intangibles	1.3	9.2	9.7	27.7
Total operating expenses	138.9	176.1	478.1	526.2
Operating income	118.6	257.8	361.3	593.9

Other income (expense):
Interest expense	(12.4)	(13.8)	(47.8)	(41.2)
Interest income	0.7	1.6	3.6	5.8
Miscellaneous, net	1.5	0.3	(4.7)	0.3
Income before income taxes and earnings (losses) of unconsolidated affiliates	108.4	245.9	312.4	558.8
Provision for income taxes	28.0	53.7	87.0	129.6
Income before earnings (losses) of unconsolidated affiliates	80.4	192.2	225.4	429.2
Equity in earnings (losses) of unconsolidated affiliates	(0.2)	(0.3)	(0.9)	0.2
Net income	$80.2	$191.9	$224.5	$429.4

Earnings per share:
Basic	$1.18	$2.74	$3.29	$6.11
Diluted	1.17	2.72	3.26	6.05

Basic weighted-average shares outstanding	68,087,363	69,578,310	68,155,389	70,367,061
Dilutive equity-based compensation awards	492,575	800,981	642,231	717,450
Diluted weighted-average shares outstanding	68,579,938	70,379,291	68,797,620	71,084,511

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$331.6	$448.4
Receivables, net	831.6	1,082.3
Unbilled receivables, net	482.7	549.5
Inventories, net	1,714.4	1,249.2
Other current assets	93.1	78.9
Total current assets	3,453.4	3,408.3
Property, plant and equipment:
Property, plant and equipment	1,370.9	1,360.9
Accumulated depreciation	(822.2)	(787.3)
Property, plant and equipment, net	548.7	573.6
Goodwill	1,001.2	995.7
Purchased intangible assets, net	422.6	432.3
Other long-term assets	334.4	156.4
Total assets	$5,760.3	$5,566.3

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$4.9	$—
Accounts payable	583.5	795.5
Customer advances	518.4	382.0
Payroll-related obligations	129.9	183.6
Income taxes payable	51.8	73.5
Other current liabilities	340.8	307.3
Total current liabilities	1,629.3	1,741.9
Long-term debt, less current maturities	817.6	819.0
Other long-term liabilities	544.5	405.6
Commitments and contingencies
Shareholders’ equity	2,768.9	2,599.8
Total liabilities and shareholders’ equity	$5,760.3	$5,566.3

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Nine Months Ended June 30,
	2020	2019
Operating activities:
Net income	$224.5	$429.4
Depreciation and amortization	73.4	85.8
Stock-based compensation expense	24.3	21.9
Deferred income taxes	17.5	19.4
Gain on sale of assets	(10.4)	(2.9)
Foreign currency transaction (gains) losses	(2.7)	0.2
Loss on extinguishment of debt	8.5	—
Other non-cash adjustments	1.0	(0.2)
Changes in operating assets and liabilities	(299.7)	(447.8)
Net cash provided by operating activities	36.4	105.8

Investing activities:
Additions to property, plant and equipment	(73.2)	(69.5)
Additions to equipment held for rental	(14.7)	(22.2)
Proceeds from sale of equipment held for rental	34.3	9.3
Other investing activities	(4.9)	10.9
Net cash used by investing activities	(58.5)	(71.5)

Financing activities:
Proceeds from the issuance of debt	303.9	—
Repayment of debt	(300.0)	—
Debt extinguishment and issuance costs	(9.6)	—
Repurchases of Common Stock	(50.7)	(291.1)
Dividends paid	(61.4)	(57.1)
Proceeds from exercise of stock options	24.2	10.7
Other financing activities	(1.5)	—
Net cash used by financing activities	(95.1)	(337.5)

Effect of exchange rate changes on cash	0.4	0.8
Decrease in cash and cash equivalents	(116.8)	(302.4)
Cash and cash equivalents at beginning of period	448.4	454.6
Cash and cash equivalents at end of period	$331.6	$152.2

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$221.0	$—	$221.0	$664.2	$—	$664.2
Telehandlers	127.5	—	127.5	358.9	—	358.9
Other	131.4	8.1	139.5	226.0	—	226.0
Total Access Equipment	479.9	8.1	488.0	1,249.1	—	1,249.1

Defense	547.0	0.5	547.5	510.6	0.5	511.1

Fire & Emergency	308.7	2.0	310.7	336.9	4.1	341.0

Commercial
Concrete placement	121.5	—	121.5	136.4	—	136.4
Refuse collection	99.2	—	99.2	125.5	—	125.5
Other	24.4	2.6	27.0	33.7	0.5	34.2
Total Commercial	245.1	2.6	247.7	295.6	0.5	296.1
Corporate and intersegment eliminations	0.1	(13.2)	(13.1)	0.5	(5.1)	(4.6)
	$1,580.8	$—	$1,580.8	$2,392.7	$—	$2,392.7

	Nine Months Ended June 30,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$800.7	$—	$800.7	$1,465.4	$—	$1,465.4
Telehandlers	546.5	—	546.5	947.9	—	947.9
Other	543.6	8.1	551.7	649.9	—	649.9
Total Access Equipment	1,890.8	8.1	1,898.9	3,063.2	—	3,063.2

Defense	1,654.2	1.4	1,655.6	1,460.6	1.3	1,461.9

Fire & Emergency	822.1	6.6	828.7	907.1	12.6	919.7

Commercial
Concrete placement	286.9	—	286.9	333.4	—	333.4
Refuse collection	330.3	—	330.3	326.7	—	326.7
Other	86.8	4.6	91.4	94.2	1.9	96.1
Total Commercial	704.0	4.6	708.6	754.3	1.9	756.2
Corporate and intersegment eliminations	1.5	(20.7)	(19.2)	1.1	(15.8)	(14.7)
	$5,072.6	$—	$5,072.6	$6,186.3	$—	$6,186.3

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Operating income (loss):
Access Equipment	$33.5	$189.9	$173.3	$376.1
Defense	40.0	29.5	129.1	152.8
Fire & Emergency	47.6	50.7	99.1	127.2
Commercial	23.8	21.5	49.7	48.0
Corporate and intersegment eliminations	(26.3)	(33.8)	(89.9)	(110.2)
	$118.6	$257.8	$361.3	$593.9

	June 30,
	2020	2019
Period-end backlog:
Access Equipment	$557.0	$854.8
Defense	3,283.2	2,848.3
Fire & Emergency	1,157.7	956.4
Commercial	287.6	335.3
	$5,285.5	$4,994.8

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Oshkosh Corporation Reports Results for Fiscal 2020 Third Quarter

July 30, 2020

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Access Equipment segment operating income (GAAP)	$33.5	$189.9	$173.3	$376.1
Restructuring costs	7.6	—	7.6	—
Adjusted Access Equipment segment operating income (non-GAAP)	$41.1	$189.9	$180.9	$376.1

Fire & Emergency segment operating income (GAAP)	$47.6	$50.7	$99.1	$127.2
Restructuring costs	1.1	—	1.1	—
Adjusted Fire & Emergency segment operating income (non-GAAP)	$48.7	$50.7	$100.2	$127.2

Commercial segment operating income (GAAP)	$23.8	$21.5	$49.7	$48.0
Restructuring costs	1.5	—	1.5	—
Adjusted Commercial segment operating income (non-GAAP)	$25.3	$21.5	$51.2	$48.0

Consolidated operating income (GAAP)	$118.6	$257.8	$361.3	$593.9
Restructuring costs	10.2	—	10.2	—
Adjusted consolidated operating income (non-GAAP)	$128.8	$257.8	$371.5	$593.9

Interest expense net of interest income (GAAP)	$11.7	$12.2	$44.2	$35.4
Loss on extinguishment of debt	—	—	(8.5)	—
Adjusted interest expense net of interest income (non-GAAP)	$11.7	$12.2	$35.7	$35.4

Provision for income taxes (GAAP)	$28.0	$53.7	$87.0	$129.6
Tax benefit of restructuring costs	1.8	—	1.8	—
Tax benefit related to loss on extinguishment of debt	—	—	2.0	—
Valuation allowance on deferred tax assets	—	—	(11.4)	—
Repatriation tax	—	—	—	(7.0)
Adjusted provision for income taxes (non-GAAP)	$29.8	$53.7	$79.4	$122.6

Net income (GAAP)	$80.2	$191.9	$224.5	$429.4
Restructuring costs, net of tax	8.4	—	8.4	—
Loss on extinguishment of debt, net of tax	—	—	6.5	—
Valuation allowance on deferred tax assets	—	—	11.4	—
Repatriation tax	—	—	—	7.0
Adjusted net income (non-GAAP)	$88.6	$191.9	$250.8	$436.4

Earnings per share-diluted (GAAP)	$1.17	$2.72	$3.26	$6.05
Restructuring costs, net of tax	0.12	—	0.12	—
Loss on extinguishment of debt, net of tax	—	—	0.10	—
Valuation allowance on deferred tax assets	—	—	0.16	—
Repatriation tax	—	—	—	0.10
Adjusted earnings per share-diluted (non-GAAP)	$1.29	$2.72	$3.64	$6.15

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